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                                                                    EXHIBIT 10.8

                                                                  DR. TIM HARRIS

November 12, 2004

CONFIDENTIAL

Alex Barkas, Ph.D.
Chairman of the Compensation Committee
Structural GenomiX, Inc.
10505 Roselle Street
San Diego, CA 92121

   RE:  SEPARATION OF EMPLOYMENT OF SGX CEO DR. TIMOTHY HARRIS

Dear Alex,

This letter reflects the agreements we have reached regarding the termination of my employment with SGX and our respective obligations under my Executive Employment Agreement with the Company dated May 2001 (the "Employment Agreement"). This letter modifies the Employment Agreement as set forth below.

     1. SEPARATION OF EMPLOYMENT FROM SGX

     My employment with the Company will terminate on December 31st 2004 or any earlier date that I accept full time employment with another company. I will also resign from the Board of Directors on that date.

     2. SEVERANCE COMPENSATION TO COMMENCE JANUARY 1, 2005

     SGX's contractual obligations based on termination without cause are currently governed by my Employment Agreement. Pursuant to subparagraph 7.2 of the Agreement, SGX is obligated to pay me my current base salary of $351,520.00 per year for a 12 month period following termination, and also to pay any and all Standard Entitlements (as defined in the Employment Agreement), including incentive pay, cash bonuses and/or stock options as defined by subparagraphs 4.2, 4.3 and 4.4 and 7.1 of the Agreement upon termination of my employment. It is my understanding that a proportionate bonus will be owed to me if the SGX Board of Directors determines, in its sole discretion, that the Company's 2004 bonus goals have been reached, and/or if other members of senior staff receive bonus payments for 2004. This will be paid to me on the same schedule as if I had still been in employment. Severance compensation shall commence on January 1, 2005 and continue until December 31, 2005. This

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severance compensation is guaranteed until June 30th 2005. Thereafter, it will continue on a month to month basis until December 31st 2005 only if I am not in full-time employment or substantial equivalent elsewhere. If full time employment is accepted before January 1st 2005 then the six month severance will start from the date that the full time employment is accepted.

     I will continue to be bound by the provisions of the Employment Agreement which specifically survive the termination of my employment as set forth in
Section 16.7 of the Employment Agreement. In addition, as contemplated by
Section 7.2 of the Employment Agreement, the severance compensation and other benefits set forth in this letter are conditioned upon my execution of the full general release contemplated by Section 7.2(b) on my last day of employment.

     3. HEALTH INSURANCE-COBRA - PAYMENT FOR 18 MONTHS

     If I am eligible under the applicable plans, SGX shall be responsible for continuing to provide my existing health insurance benefits for 18 months. In the event of my non-eligibility, SGX shall agree to pay the monthly cost of COBRA commencing on January 1, 2005 for a period of eighteen (18) months unless I begin full time employment elsewhere.

     4. STOCK OPTIONS TO VEST IMMEDIATELY WITH 5 YEAR EXERCISE TERM

     Any unvested stock options grants that I currently hold shall fully vest on or before December 31, 2004 when I leave full time employment at SGX. I have 65,584 unvested shares (at $0.85/share) based on the 6/5/03 stock option grant (# 434) that under my proposal would vest in this way. The aforementioned options and an additional 43,940 vested options (at $0.25/share) pursuant to the grant dated 1/1/04 (#458) shall be exercisable over five (5) years from January 1st 2005.

     5. NEW STOCK OPTION GRANT REPRESENTING 1% OF TOTAL OUTSTANDING EQUITY POST FINANCING

     Within six months of closing the next equity financing or concomitantly with the issue of stock options to senior management of the Company, the Company will issue a stock option grant or warrant to me (at a price to be determined) representing 1% of the fully diluted total outstanding equity. This stock option grant will be fully vested and have a five year exercise term from date of issue.

     6. REIMBURSEMENT OF EXPENSES INCURRED ON CANCELLED SHARES

On December 18, 2001 the Company issued me a 100,000 share stock option grant (at $0.85 per share). The grant (#334) was subsequently cancelled by the Company but not until after I had exercised the options. This cost me $5446.84 in interest expenses. The Company has agreed to

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pay me a (one time grossed up) payment of $7394.09 due December 31st 2004 to cover this cost.

     7. CONSULTANT TO THE COMPANY

     I am available to act as a consultant to the Company for 60 days post termination as stated in the Employment Agreement (see Section 7.2c)

Alex, I hope that this accurately reflects our conversation of November 4th 2004. In order to make sure that there are no misunderstandings it would be helpful if you could sign this letter below and return a copy to me so that the company can take the necessary steps to put the agreement in place.

It has been a pleasure working with you all and I hope we will be able to do so again in the future.

Very Truly Yours,

/s/ Tim Harris                                     /s/ Alex Barkas
Tim Harris                                         ----------------------------
CEO SGX                                            Signed & Agreed:  Alex Barkas
                                                   Chairman, SGX Comp Committee

cc:     Fred Muto (Cooley-Godward)

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                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement ("Agreement") is effective as of May 1, 2001 ("Effective Date"), by and between Structural GenomiX, Inc., with its principal place of business at 10505 Roselle Street, San Diego, California 92121 (the "SGX"), a Delaware corporation, and Dr. Tim Harris, who resides at ________ ___________________________________ ("Executive").

     The parties agree as follows:

     1. Employment. SGX hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

     2. Duties.

          2.1. Position. Executive is employed in the position of Chief Executive Officer and President reporting to the company's Board of Directors, and shall have the duties and responsibilities assigned by SGX. Executive is responsible for setting and ensuring that the strategic and financial position of SGX is achieved; and overseeing all business and science related concerns of SGX. Executive shall perform faithfully and diligently such duties, as well as such other duties as SGX shall reasonably assign from time to time. SGX reserves the right to modify Executive's position and duties at any time in its sole and reasonable discretion.

          2.2. Best Efforts/Full-time. Executive will expend Executive's best efforts on behalf of SGX, and will abide by all policies and decisions made by SGX, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of SGX at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties, unless Executive notifies SGX in advance of Executive's intent to engage in other paid work and receives SGX' express written consent to do so. Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with SGX. If SGX believes a conflict exists, SGX may ask Executive to choose whether to discontinue the other work or resign employment with SGX.

          2.3. Board Seat; Performance Expectations. Executive will continue to have a seat on the Board of Directors of the Company.

          2.3. Work Location. Executive's principal place of work shall be located in San Diego, California, at SGX' offices.

     3. Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continue until properly terminated in accordance with Section 7 below.

     4. Compensation.

          4.1. Salary. As compensation for the proper and satisfactory performance of all duties to be performed by Executive hereunder, SGX shall pay to Executive a Base Salary of Three Hundred Twenty Five Thousand Dollars ($325,000.00) per year, payable in accordance with the normal payroll practices of SGX, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive's employment under this Agreement is terminated by either party, for any reason, Executive will be entitled to receive the Base Salary prorated to the date of termination.

          4.2. Incentive Compensation. Executive will be eligible to receive incentive compensation. If SGX, in its sole and absolute discretion, grants executive incentive compensation, the terms, amount and payment of such, if any, will be determined solely by SGX.

          4.3. Stock Options. Executive may be granted stock options from time to time in the discretion of SGX subject to the terms and conditions of SGX' 2000 Equity Incentive Plan (the "Incentive Plan") and the Company's form of stock option agreement. Executive's present stock options and vesting schedule are set forth in Exhibit A to this Agreement and incorporated herein.

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          4.4. Cash Bonus Program. As President and CEO, Executive is eligible to earn a cash bonus equal to 40% of Executive's base salary, or $130,000, provided Executive meets the eligibility requirements and performance objectives set forth in SGX' bonus program, which are determined in SGX' sole discretion.

          4.5. Performance and Salary Review. SGX will periodically review Executive's performance on no less than an annual basis. Executive's salary and/or other compensation will be reviewed yearly and may be adjusted from time to time in SGX' sole and absolute discretion.

     5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of SGX subject to the terms and conditions of SGX' benefit plan documents. SGX reserves the right to modify or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.

     6. Business Expenses. Executive will be reimbursed for all out-of-pocket business expenses reasonably incurred in the performance of Executive's duties on behalf of SGX. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with SGX' policies.

     7. Termination of Employment.

          7.1. Termination for Cause by SGX. Although SGX anticipates a mutually rewarding employment relationship with Executive, SGX may terminate Executive's employment immediately at any time for cause. Cause includes, but is not limited to, one or more of the following: (a) acts or omissions deemed by SGX to constitute gross negligence, recklessness, willful misconduct or dishonesty on the part of Executive with respect to Executive's obligations under this Agreement or otherwise relating to the business of SGX; (b) Executive's willful, material breach of this Agreement; (c) Executive's conviction or entry of a plea of guilty or nolo contendere for fraud, misappropriation or embezzlement, or of any felony; or engaging in any conduct which SGX, in its discretion, determines has or may adversely impact SGX. (d) Executive's material breach of fiduciary duty toward SGX; (e) Executive's material breach of any element of SGX' Confidential Information and Invention Assignment Agreement, including without limitation, Executive's theft, dilution, or other misappropriation or careless treatment of SGX' proprietary information; (f) Executive's inability to perform all of the essential functions and duties of Executive's position, with or without reasonable accommodation other than for reason of temporary illness; or
(g) Executive's death. In the event Executive's employment is terminated in accordance with this subparagraph 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination, and any benefits, including any benefits under the bonus program and Incentive Plan, and expense reimbursements to which Executive is entitled by virtue of his prior employment with SGX (collectively referred to as "Standard Entitlements."). All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment or any part thereof described in subparagraph 7.2 below.

          7.2. Termination Without Cause By SGX/Severance. SGX may terminate Executive's employment under this Agreement without cause at any time on thirty
(30) days' advance written notice to Executive. In the event of such termination, Executive will receive the Standard Entitlements, plus a severance payment equivalent to twelve months of Executive's Base Salary then in effect on the date of termination (the "Severance Payment") payable in accordance with SGX' regular payroll cycle, and the vesting of any outstanding stock options will be accelerated by twenty-four (24) months, provided that Executive: (a) complies with all surviving provisions of this Agreement as specified in subparagraph 16.7 below, (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against SGX arising out of or any way related to Executive's employment or termination of employment with SGX; and (c) agrees to act as a consultant for SGX for up to a maximum of sixty (60) days, without additional compensation, if requested to do so by SGX. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

          7.3. Voluntary Resignation By Executive. Executive may voluntarily resign Executive's position with SGX at any time on thirty (30) days advance written notice. In the event of Executive's resignation, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of resignation, and the Standard Entitlements. In addition, Executive's stock options, existing as of the date of resignation, will continue to vest as scheduled pursuant to

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the Incentive Plan for sixty (60) days. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payment described in paragraph 7.2 above.

          7.4. Termination of Executive Following Change In Control.

               (a) Severance Payment. If Executive's employment is terminated by SGX without cause within one year after a Change of Control (as that term is defined below), Executive shall be entitled to receive the Standard Entitlements, plus the Severance Payment described in subparagraph 7.2 above, and that the vesting of any outstanding stock options will be accelerated by 24 months, provided Executive complies with the conditions in subparagraph 7.2 above. For the purpose of this section, termination without cause shall include acts by SGX which substantially change all of Executive's duties and responsibilities which existed prior to the Change in Control. All other SGX obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

               (b) 280G. If, due to the benefits provided under subparagraph 7.4(a) above, Executive is subject to any excise tax due to characterization of any amounts payable under subparagraph 7.4(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Executive may elect, in Executive's sole discretion, to reduce the amounts payable under subparagraph 7.4(a) in order to avoid any "excess parachute payment" under Section 280G(b)(l) of the Code.

               (c) Change of Control. A Change of Control is defined as any one of the following occurrences:

                    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of SGX under an employee benefit plan of SGX, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of SGX representing more than 50% of (a) the outstanding shares of common stock of SGX or (b) the combined voting power of SGX' then-outstanding securities; or

                    (ii) The sale or disposition of all or substantially all of SGX' assets (or any transaction having similar effect is consummated) other than to an entity of which SGX owns at least 50% of the Voting Stock so long as the sale or disposition is not under duress of SGX' financial hardship; or

                    (iii) SGX is party to a merger or consolidation that results in the holders of voting securities of SGX outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than 50% of the combined voting power of the voting securities of SGX or such surviving entity outstanding immediately after such merger or consolidation.

     8. Competitive Employment. During the term of Executive's employment with SGX and during any period in which Executive is receiving payments (other than any dividend s on stock) from SGX or acting as a consultant with or without payment, Executive agrees that Executive will not directly or indirectly compete with SGX in any way, and will not act as an officer, director, executive, consultant, shareholder (other than stock of publicly held companies), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in competition with, the business in which SGX is now engaged or in which SGX becomes engaged during the term of Executive's employment with SGX, as may be determined by SGX in its sole discretion. Further, Executive agrees not to refer any client or potential client to competitors of SGX without SGX' written consent during the term of Executive's employment with SGX or during any period in which Executive is receiving payments (other than any dividends on stock) from SGX or acting as a consultant with or without payment.

     9. Confidentiality and Proprietary Rights. Executive agrees to abide by SGX' Proprietary Rights policies and to protect the intellectual property of SGX. In accordance, Executive has signed, contemporaneously with the execution of this Agreement, a Confidential Information and Invention Assignment Agreement, which is incorporated herein by this reference.

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     10. Non-Solicitation.

          10.1. Non-Solicitation of Employees and Independent Contractors. Executive agrees that during Executive's employment with SGX and for a period of one year after the termination of Executive's employment with SGX, Executive will not directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage SGX' relationship with any employee or independent contractor; solicit, encourage or attempt to hire any of SGX' employees or independent contractors; or cause others to solicit or encourage any of SGX' employees or independent contractors to discontinue their employment or services with SGX.

          10.2. Non-Solicitation of Customers. Executive acknowledges that proprietary information about SGX' customers is confidential and constitutes trade secrets of SGX. Executive agrees that during Executive's employment with SGX and for a period of one year following the termination of Executive's employment with SGX, Executive will not, either directly or indirectly, separately or in association with others, do any of the following: (i) make known, to any person, firm or corporation, the names and addresses of any of the customers of SGX or contacts of SGX within the biotechnology industry or any other information pertaining to such persons; (ii) call on, solicit, take away, or attempt to call on, solicit or take away any of the customers of SGX on whom Executive called or with whom Executive became aware or acquainted during Executive's association with SGX, whether for Executive or for any other person, firm or corporation; or (iii) use or make known to any person or entity, the strategies, tactics, practices, and procedures by which SGX does business.

     11. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in paragraphs 8-10 (collectively "Covenants") would cause irreparable injury to SGX and agrees that in the event of any such breach, SGX shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

     12. Accounting and Indemnification. In the event Executive breaches any of the Covenants contained in paragraphs 8-10, SGX shall have the right and remedy to require Executive to: (a) account for and pay over to SGX all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive or any associated party deriving such benefits as a result of any such breach of the Covenants; and (b) to indemnify SGX against any other losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and court costs, which may be incurred by them and which result from or arise out of any such breach or threatened breach of the Covenants. Both parties agree that the provisions of this paragraph 12 will not adequately compensate SGX for SGX' injury in the event of Executive's breach of any of the Covenants. Accordingly, the parties agree the provisions of this paragraph 12 will not in any way limit or interfere with SGX' right to seek injunctive relief under paragraph 11.

     13. Return of SGX Property. On termination of employment with SGX for whatever reason, or at the request of SGX before termination, Executive agrees to promptly deliver to SGX all records, files, computer disks, memoranda, documents, lists and other information regarding or containing any Proprietary Information (as defined in the Confidential Information and Invention Assignment Agreement executed herewith), including all copies, reproductions, summaries or excerpts thereof, then in Executive's possession or control, whether prepared by Executive or others. Executive also agrees to promptly return, upon termination or at any time upon SGX' request, any and all SGX property issued to Executive, including but not limited to computers, facsimile transmission equipment, cellular phones, keys and credits cards. Executive further agrees that should Executive discover any SGX property or Proprietary Information in Executive's possession after Executive's termination and departure from SGX, Executive agrees to return it promptly to SGX without retaining copies or excerpts of any kind.

     14. No Violation of Rights of Third Parties. Executive warrants that Executive's performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive prior to Executive's employment with SGX. Executive agrees not to disclose to SGX, or induce SGX to use, any confidential or proprietary information or material belonging to any previous employers or others. Executive warrants that Executive is not a party to any other agreement that will interfere with Executive's full compliance with this Agreement. Executive further agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

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     15. Agreement to Arbitrate. Executive and SGX agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between them, and any disputes upon termination of employment, except as provided in subparagraph 15.1 below, to the fullest extent permitted by law. This method of resolving disputes shall be the sole and exclusive remedy of the parties. Accordingly, the parties understand that, except as provided in this paragraph 15 or as otherwise required by law, they are giving up their rights to have their disputes decided in a court of law and, if applicable, by a jury, and instead agree that their disputes shall be decided by arbitration.

          15.1. Scope of the Agreement. The disputes subject to this agreement to arbitrate include all potential claims between Executive and SGX relating to employment, such as breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims and claims for violation of any local, state or federal law, statute, regulation or ordinance or common law to the fullest extent permitted by law. Claims for workers' compensation or unemployment insurance benefits, if any, and SGX' right to obtain injunctive relief pursuant to paragraph 11 above are excluded. For the purposes of this agreement to arbitrate, references to "SGX" include SGX and all subsidiary and related entities and their employees, supervisors, officers, directors, owners, agents, benefit plans, benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive's claims arise out of or relate to their actions on behalf of SGX.

          15.2. Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.

          15.3. Arbitration Procedure. The arbitration will be conducted in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association ("AAA") at its offices in San Diego, California. If the parties cannot agree on the single neutral arbitrator, such arbitrator shall be selected in accordance with the AAA rules. The parties are entitled to representation by an attorney or other representative of their choosing. The parties will also be permitted to conduct discovery sufficient to present their respective cases. The arbitrator will be required to issue a written arbitration decision that will reveal the essential findings and conclusions on which an award is based, and shall have the power to enter any award that could be entered by a judge of the Superior Court of the State of California, and only such power, and shall follow the law. In the event the arbitrator does not follow the law, the arbitrator will have exceeded the scope of his or her authority and the parties may, at their option, file a motion to vacate the award in court. Otherwise, the parties agree to abide by and perform any award rendered by the arbitrator. Judgment on the award may be entered in any court having jurisdiction thereof.

     16. General Provisions.

          16.1. Successors and Assigns. The rights and obligations of SGX under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of SGX. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

          16.2. Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          16.3. Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          16.4. Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing SGX, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive

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has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          16.5. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in the State where Executive is employed, in any action, suit, or proceeding arising out of or relating to this Agreement.

          16.6. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          16.7. Survival. Paragraphs 8 ("Competitive Employment"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Non-Solicitation"), 11 ("Injunctive Relief"), 12 ("Accounting and Indemnification"), 13 ("Return of SGX Property") 15 ("Agreement to Arbitrate"), 16 ("General Provisions") and 17 ("Entire Agreement") of this Agreement shall survive Executive's employment by SGX.

     17. Entire Agreement. This Agreement, including SGX' Incentive Plan, Bonus Plan and Confidential Information and Invention Assignment Agreement herein incorporated by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of SGX. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

                                                            Executive
Dated:  August ____, 2001
                                                ________________________________
                                                Dr. Tim Harris

                                                Structural GenomiX Inc.

Dated:  August ____, 2001                       By:_____________________________

                                                      Its:______________________

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